Exhibit 10.9

Payable in Cash

Non-US

ARMSTRONG WORLD INDUSTRIES, INC.

2011 LONG-TERM INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

1. Grant.

(a) Subject to the terms set forth below, Armstrong World Industries, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) a target award (the “Target Award”) of performance-based restricted stock units (the “Performance Units”) as specified in the 2012 Long-Term Performance Restricted Stock Unit Grant letter to which these Grant Conditions relate (the “Grant Letter”). The “Date of Grant” is February 28, 2012. The Performance Units are Stock Units with respect to common stock of the Company (“Company Stock”).

(b) The Performance Units shall be earned, vested and payable if and to the extent that the Return on Invested Capital performance goals set forth in the Grant Letter (the “Performance Goals”), employment conditions and other terms of these Grant Conditions are met. The “Performance Period” for which the attainment of the Performance Goals will be measured is the period beginning January 1, 2012 and ending December 31, 2014.

(c) These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letter. This grant is made under the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.

2. Vesting.

(a) The Grantee shall earn and vest in a number of Performance Units based on the attainment of the Performance Goals as of the end of the Performance Period, provided that the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively the “Employer”) through December 31, 2014 (the “Vesting Date”).

(b) At the end of the Performance Period, the Management Development and Compensation Committee (the “Committee”) will determine whether and to what extent the Performance Goals have been met and the amount earned with respect to the Performance Units. The Grantee can earn up to 175% of the Target Award based on attainment of the Performance Goals, as set forth in the Grant Letter.

(c) Except as described below, no Performance Units shall vest prior to the Vesting Date, and if the Performance Goals are not attained at the end of the Performance Period, the Performance Units shall be immediately forfeited and shall cease to be outstanding.

3. Termination of Employment.

(a) Except as described below, if the Grantee ceases to be employed by the Employer prior to the Vesting Date, the Performance Units shall be forfeited as of the termination date and shall cease to be outstanding.

(b) If, after December 31, 2012, the Grantee ceases to be employed by the Employer prior to the Vesting Date on account of Retirement (as defined below), Involuntary Termination (as defined below) or death, or the Grantee incurs a Long-Term Disability (as defined below), the Grantee shall earn a pro-rata portion of the outstanding Performance Units based on attainment of the Performance Goals, as determined following the end of the Performance Period, provided such vesting does not result in a violation of any age discrimination or other applicable law. The pro-rated portion shall be determined by calculating the number of Performance Units earned based on attainment of the Performance Goals, multiplied by a fraction, the numerator of which is the number of months following January 1, 2012 and up to the Grantee’s termination date in which the Grantee was employed by the Employer and the denominator of which is 36. A partial month shall count as a full month for purposes of this calculation. The pro-rated earned Performance Units shall be paid as described in Section 6.

4. Change in Control Involuntary Termination. Subject to Section 14 of the Plan, if the Grantee has an Involuntary Termination upon or within two years after a Change in Control, and prior to the Vesting Date, the Grantee’s outstanding Performance Units shall vest at their Target Award value and shall be paid within 60 days after such Involuntary Termination, notwithstanding Sections 3 and 6 herein. The Company shall make a cash payment to the Grantee equal to the Fair Market Value of the Company Stock underlying the vested Performance Units, subject to applicable withholding for Taxes. The Fair Market Value of the shares shall be determined as of a date immediately before the payment date.

5. Definitions. For purposes of these Grant Conditions and the Grant Letter:

(a) “Cause” shall mean any of the following, as determined in the sole discretion of the Employer: (1) commission of a felony or a crime involving moral turpitude; (2) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Employer; (3) violation of the Employer’s Code of Conduct or employment policies, as in effect from time to time; (4) breach of any written noncompetition, confidentiality or nonsolicitation covenant of the Grantee with respect to the Employer; or (5) gross negligence or misconduct in the performance of the Grantee’s duties with the Employer.

(b) “Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.

(c) “Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.

(d) “Retirement” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 55 and has completed five years of service with the Employer.

6. Payment. At the end of the Performance Period, if the Committee certifies that the Performance Goals and other conditions to payment of the Performance Units have been met, the Company shall make a cash payment to the Grantee equal to the Fair Market Value of the vested earned Performance Units, subject to applicable withholding for Taxes. Payment shall be made between January 1, 2015 and March 15, 2015.

7. Dividend Equivalents. Dividend Equivalents shall accrue with respect to Performance Units and shall be payable subject to the same vesting terms and other conditions as the Performance Units to which they relate. Dividend Equivalents shall be credited on the Performance Units when dividends are declared on shares of Company Stock from the Date of Grant until the payment date for the vested Performance Units. The Company will keep records of Dividend Equivalents in a non-interest bearing cash account for the Grantee. No interest will be credited to any such account. Vested Dividend Equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Performance Units. If and to the extent that the underlying Performance Units are forfeited, all related Dividend Equivalents shall also be forfeited.

8. No Shareholder Rights. No shares of Company Stock shall be issued to the Grantee on the Date of Grant, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Performance Units.

9. No Right to Continued Employment. The grant of Performance Units shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.

10. Incorporation of Plan by Reference. The Grant Letter and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Performance Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letter, these Grant Conditions, and the Performance Units shall be final and binding on the Grantee and any other person claiming an interest in the Performance Units.

11. Withholding Taxes.

(a) The Employer shall have the right, and the Grantee hereby authorizes the Employer, to deduct from all payments made hereunder and from other compensation an amount equal to all taxes, social insurance, payroll tax, contributions, payment on account obligations or other amounts required by law to be collected, withheld or accounted for with respect to the Performance Units (the “Taxes”).

(b) Regardless of any action the Employer takes with respect to any such Taxes, the Grantee acknowledges that the ultimate liability for all such Taxes legally due by the Grantee is and remains the Grantee’s responsibility and that the Employer (i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Performance Units, including the grant, vesting or settlement of the Performance Units; and (ii) does not commit to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate the Grantee’s liability for Taxes. Further, if the Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Grantee acknowledges that the Employer may be required to collect, withhold or account for Taxes in more than one jurisdiction.

12. Company Policies. All amounts payable under the Grant Letter and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.

13. Assignment. The Grant Letter and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Performance Units, except to a successor grantee in the event of the Grantee’s death.

14. Governing Law. The validity, construction, interpretation and effect of the Grant Letter and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.

15. No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Performance Units under the Grant Letter and these Grant Conditions, the Grantee acknowledges the following:

(a) the Plan is established voluntarily by the Company, the grant of the Performance Units under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of the Performance Units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of them, even if Performance Units have been granted repeatedly in the past;

(c) all decisions with respect to future grants of Performance Units, if any, will be at the sole discretion of the Committee;

(d) the Grantee is voluntarily participating in the Plan;

(e) the Performance Units are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer (including, as applicable, the Grantee’s employer) and which are outside the scope of the Grantee’s employment contract, if any;

(f) the Performance Units are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the Performance Units are not intended to replace any pension rights or compensation;

(h) the grant of Performance Units and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;

(i) the future value of the underlying shares of Company Stock is unknown and cannot be predicted with certainty. The Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the Performance Units; and

(j) the Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s cessation of employment for any reason whatsoever, whether or not in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to receive payment under or ceasing to have the opportunity to participate in the Plan as a result of such cessation or loss or diminution in value of the Performance Units as a result of such cessation, and the Grantee irrevocably releases the Employer from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.

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